UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

IMPAC MORTGAGE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

June 15, 2009

Dear Common Stockholder:

By this time, you should have received proxy solicitation material and our Form 10-K and 10-Q for Impac Mortgage Holdings, Inc. Special Meeting of Stockholders to be held on Tuesday, June 23, 2009.

This meeting is being held to approve amendments to our charter to modify the preferential terms of the Series B Preferred Stock and Series C Preferred Stock. We are concurrently conducting a Purchase Offer to the holders of our Preferred Stock to purchase their shares. Only If both the common stockholders and preferred stockholders approve these amendments, will we be able to complete the Purchase Offer.  We believe that

•                  the elimination of the related dividends through the proposed amendments, will give Impac an enhanced balance sheet flexibility to operate and grow our business and

•                  with an improved capital structure there are multiple business opportunities we can pursue to enhance stockholder value that have not previously been feasible.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO OUR CHARTER TO MODIFY THE TERMS OF THE PREFERRED STOCK.

In the event that you have not yet voted your proxy, we have enclosed a duplicate for your use.  Please sign and date the proxy and mail it promptly so you can participate in our meeting through the stockholder voting process.

You may also use one of the following simple methods for promptly providing your voting instructions:

1.              Vote by telephone.  Call the toll-free number listed for this purpose on your voting instruction form.  Have your 12-digit control number listed on the form ready and follow the simple instructions.

2.              Vote by Internet.  Go to the website www.proxyvote.com listed on your voting instruction form.  Have your 12-digit control number listed on the form ready and follow the simple instructions.

If your proxy has already been voted, please disregard this letter.  We appreciate your support and continuing interest in Impac Mortgage Holdings, Inc.

Very truly yours,

/s/ Ronald M. Morrison

Ronald M. Morrison
Corporate Secretary